EXHIBIT 5.3
OPINION OF DAY PITNEY LLP
[Day Pitney LLP Letterhead]
January 28, 2010
Eastman Kodak Company
343 State Street
Rochester, New York 14650
Re:	Eastman Kodak Company — Post Effective Amendment No. 1 to Registration Statement on Form S-3
     We have acted as special counsel to Eastman Kodak Company, a New Jersey corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the holders thereof of $300,000,000 in aggregate principal amount of the Company’s 10.50% Senior Notes due 2017 (the “Notes”), the guarantees related thereto (the “Guarantees”) by Creo Manufacturing America LLC, Eastman Gelatine Corporation, Eastman Kodak International Capital Company, Inc., Far East Development Ltd., FPC Inc., Kodak Americas, Ltd., Kodak Aviation Leasing LLC, Kodak Imaging Network, Inc., Kodak (Near East), Inc., Kodak Philippines, Ltd., Kodak Portuguesa Limited, Kodak Realty, Inc., Laser Edit, Inc., Laser-Pacific Media Corporation, NPEC Inc., Pacific Video, Inc., Qualex Inc. and Pakon, Inc. (the “Guarantors”), the Warrants (defined below) and the Underlying Shares (defined below), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2009, as amended by Post Effective Amendment No. 1 thereto, filed with the Commission on January 28, 2010 (the “Registration Statement”). The Notes and Guarantees were issued pursuant to the indenture (the “Indenture”), dated as of September 29, 2009, by and among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent.
     Concurrently with the issuance of the Notes, the Company also issued warrants (the “Warrants”) to purchase 40,000,000 shares (the “Underlying Shares” and, collectively with the Notes, the Guarantees and the Warrants, the “Securities”) of the Company’s Common Stock, par value $2.50 per share, pursuant to the terms of the Note and Warrant Purchase Agreement dated as of September 16, 2009, among the Company, KKR Jet Stream (Cayman) Limited and Kohlberg Kravis Roberts & Co. L.P. (the “Purchase Agreement”).
     In this regard, we have examined executed originals or copies of the following:
(a)	the Registration Statement;

(b)	the Purchase Agreement;

(c)	the Indenture;

(d)	the Notes;

(e)	the Warrants;

(f)	a certificate, dated the date hereof, of the Secretary of the Company (the “Secretary’s Certificate”), certifying to and attaching:
(i)	the Certificate of Incorporation of the Company;

(ii)	the By-laws of the Company; and

(iii)	resolutions of the Board of Directors of the Company adopted on September 15, 2009, and resolutions of the Pricing Committee of the Board of Directors of the Company adopted on September 25, 2009;
(g)	such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Company and others and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     With your permission, we have assumed the following: (a) the authenticity of all documents submitted to us as originals and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid and binding effect thereof on such parties; (g) that the Notes have been duly authorized, executed and delivered by the Trustee and that the Indenture has been duly authorized, executed and delivered by the Guarantors and the Trustee; (h) that the Notes have been duly authenticated by the Trustee; and (i) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
     Based on such examination, we are of the opinion that:
     1. The Indenture has been duly authorized, executed and delivered by the Company.
     2. The Notes have been duly authorized, executed and delivered by the Company.
     3. The Warrants have been duly authorized, executed and delivered by the Company.

     4. The Underlying Shares reserved for issuance upon exercise of the Warrants have been duly authorized and reserved and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
     The opinions expressed above are subject to and limited by the assumptions, examinations, qualifications, reliances, and limitations hereinabove set forth and are subject to and may be precluded or limited by:
(a)	limitations imposed by bankruptcy, dissolution, composition, reorganization, arrangement, liquidation, insolvency, fraudulent conveyance, moratorium, fraudulent transfer, winding up, attachment, arrestment, readjustment, receivership, custodianship, compulsory manager, administrative, sequestration, distress, diligence, execution affects on assets and property, and similar statutes, laws, rules, regulations, and codes affecting debtors’ and creditors’ rights generally;

(b)	rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, and limitation of rights of acceleration regardless of whether such valid and binding effect are considered in a proceeding in equity or at law.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
     We are admitted to practice in the State of New Jersey, and the foregoing opinions are limited to the federal laws of the United States and the laws of the State of New Jersey. We express no opinion as to the effect of the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement and any Prospectus Supplement related to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Day Pitney LLP

Day Pitney LLP